Exhibit 99.1

Brooklyn ImmunoTherapeutics Welcomes
Jay Sial as Chief Administrative Officer

Brooklyn, NY – July 13, 2021 – Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) (“Brooklyn” or “the Company”), a biopharmaceutical company focused on exploring the role that cytokine and gene editing/cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases, today announced the appointment of Jay Sial as its Chief Administrative Officer, effective July 15, 2021.

“Jay has a long and impressive history managing the finances of multiple health systems and hospitals and leading the financial transformation of complex organizations through prudent management and strategic activities, including fundraising, business development and facilities management. We are truly fortunate to have him join the team at Brooklyn ImmunoTherapeutics,” commented Howard J. Federoff, M.D., Ph.D., Brooklyn’s Chief Executive Officer and President.

“I am honored to be joining Brooklyn ImmunoTherapeutics which is using cutting edge mRNA based gene editing and cellular reprogramming tools and look forward to helping the team bring these therapies to cancer patients,” said Mr. Sial regarding his new role with Brooklyn.

Prior to joining Brooklyn, Mr. Sial served as Chief Financial Officer at Aspen Neurosciences, a privately-held emerging biotechnology company. Before that he served as Chief Financial Officer at multiple complex organizations, including University of California Irvine Health, Trinity Health/Loyola University Health System and University of Kentucky Healthcare. He also served in key financial and management roles at Thomas Jefferson University Hospital and FHP, Inc., a health maintenance organization (HMO) based in Fountain Valley, California. He holds a Master’s of Business Administration (Finance) from Virginia Tech and a Bachelor of Arts degree in Economics and Accounting from University of Delhi, India.

About Brooklyn ImmunoTherapeutics

Brooklyn is focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, both as a single agent and in combination with other anti-cancer therapies. The company is also exploring opportunities to advance therapies using leading edge gene editing/cell therapy technology through its option agreement with Factor Bioscience/Novellus Therapeutics.

Brooklyn’s most advanced program is studying the safety and efficacy of IRX-2 in patients with head and neck cancer. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.
###

Investor Relations Contact:
CORE IR
516-222-2560
investors@brooklynitx.com

Media Contact:
CORE IR
Jules Abraham
julesa@coreir.com
917-885-7378